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                                 SCHEDULE 14A
                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

   Filed by the Registrant [_]
   Filed by a Party other than the Registrant [X]

   Check the appropriate box:
   [_]  Preliminary Proxy Statement        [_]  CONFIDENTIAL, FOR USE OF THE
                                                COMMISSION ONLY (AS PERMITTED BY
                                                RULE 14A-6(E)(2))

   [_]  Definitive Proxy Statement
   [_]  Definitive Additional Materials
   [X]  Soliciting Material Under Rule 14a-12


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               (Name of Registrant as Specified In Its Charter)

         The Committee of Concerned CSB Shareholders for a Better Bank
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   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):
   [X]  No fee required.
   [_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
   (1)  Title of each class of securities to which transaction applies:

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   (2)  Aggregate number of securities to which transaction applies:

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   (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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   (4)  Proposed maximum aggregate value of transaction:

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   (5)  Total fee paid:

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   [_]  Fee paid previously with preliminary materials:

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   [_]  Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

   (1)  Amount previously paid:

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   (2)  Form, Schedule or Registration Statement No.:

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   (3)  Filing Party:

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   (4)  Date Filed:

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

                 Concerned CSB Shareholders for a Better Bank


An Open Letter to the Shareholders
of CSB Bancorp, Millersburg, Ohio

Dear Fellow Shareholders:

I have been a shareholder of CSB Bancorp, Inc. for almost 40 years, and I support our local bank, The Commercial and Savings Bank of Millersburg, Ohio. However, recently I have become deeply concerned about the financial strength and viability of CSB. The bank has experienced severe loan losses that forced CSB to enter into a written agreement with the Federal Reserve Bank of Cleveland and the Ohio Division of Financial Institutions last November. The agreement requires additional regulatory oversight of the bank's operations. Because of the bank's continued poor performance, the regulators have prohibited CSB from paying dividends to its shareholders for the last two quarters. Most recently, CSB announced that its loan levels and income continued to fall through the first quarter of this year. Over the past year we have watched as our stock lost almost half of its value while the Board and management floundered.

Ted W. DeHass, Don E. Sprankle and I formed The Committee of Concerned CSB Shareholders because of the overwhelming dissatisfaction with CSB's Board felt by shareholders with whom we have met. Jeffery A. Robb, Sr., Gloria J. Miller, Darwin L. Snyder and Victor R. Snyder subsequently joined our Committee. We have repeatedly requested information from CSB's management and lawyers to determine the extent of the bank's difficulties and have met with the bank's executive committee, but our efforts to affect positive change have been rebuffed. We hold the incumbent Board of Directors responsible for the bank's dismal performance and do not believe that the Board members that led the bank into ruin should remain at the helm of your bank. Therefore, I have nominated Jeffery A. Robb, Sr. for election to the Board at the annual meeting of shareholders which is scheduled for July 25, 2001.

Mr. Robb has more than 30 years of experience in the banking industry. He is the President and Chief Executive Officer of Robb Companies, Inc., providing consulting services to financial institutions and specializing in strategic planning, regulatory issues and mergers and acquisitions. Mr. Robb is also a certified public accountant and previously served as a director of the Federal Reserve Bank of Cleveland, Chairman of the Board of Croton Banking Company, Croton, Ohio, and Executive Director of the Community Bankers Association of Ohio.

We believe that CSB's Board and management have failed to formulate and implement a business plan and strategy to keep the bank financially sound. The election of an independent, highly qualified individual to serve as a director of CSB would greatly enhance the bank's prospects and provide management with the fresh perspective necessary to increase profitability and maximize shareholder value. We believe that CSB can flourish as an independent bank and continue to serve our community under proper leadership.

                                     (over)

You have a choice. You don't have to vote for the incumbent Board or simply throw away the current Board's proxy card in protest over the bank's poor performance. We are preparing proxy materials which we will mail, with a blue proxy card, to all CSB shareholders. You will have the opportunity to vote for Mr. Robb, who is committed to reversing the dramatic decline in shareholder value that has occurred at your bank under the direction of incumbent Board of Directors. Mr. Robb will represent your interests -- not those of the incumbent directors.

If you receive CSB's proxy materials before ours, we urge you not to take any action until you have received and reviewed our materials. Do not sign any proxy card solicited by the incumbent Board of Directors. You must sign our blue proxy card if you want to support Mr. Robb.

Your vote at this year's Annual Meeting will determine the future direction of your bank and your investment. Exercise your democratic right as an owner of CSB. Look for our proxy materials and vote the blue proxy card for a better bank!

If you have any questions please contact us at P.O. Box 170, Millersburg, Ohio 44654, or toll-free at 800-276-8169. We look forward to hearing from you and working on your behalf for a better bank.

Respectfully Submitted,



/s/ Richard G. Elliott
Richard G. Elliott                                                 June 25, 2001
Chairman of The Committee of Concerned
CSB Shareholders for a Better Bank


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                                IMPORTANT
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     This letter is not a solicitation of your proxy; we intend to solicit your proxy by delivering to you a proxy statement with accompanying blue proxy card. We strongly encourage you to read our proxy statement, which will contain information important to your decision. A copy of our proxy statement will be sent directly to you and will also be available for free at the SEC's website (www.sec.gov). In addition, our recent Schedule 13D filings are available for free on the SEC's website; these filings contain additional information regarding the members of the Committee, including details of their CSB stock ownership. You may also contact us directly to obtain free copies of any of these documents.

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